EXHIBIT 10.1

FOURTH AMENDMENT TO

EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement (this “Amendment”) is executed on this 3rd day of July 2025, and made effective as defined below (the “Effective Date”), by and between Christopher Missling, PhD (hereinafter referred to as “Executive”) and Anavex Life Sciences Corp. (“Employer” and, together with its subsidiaries, the “Company”) and serves to amend that certain Employment Agreement dated June 27, 2013, as amended from time to time (the “Employment Agreement”), by and between Executive and the Company. Except as otherwise provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings given to them in the Employment Agreement. Executive and Company are collectively referred to as the “Parties” and singularly referred to as “Party.”

RECITALS

WHEREAS, Executive currently is employed by the Company pursuant to the terms of the Employment Agreement; and

WHEREAS, the Parties desire to amend the Employment Agreement as described below, but to otherwise maintain in effect in full all other terms of the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

AMENDMENT

1.	ADOPTION OF RECITALS. The Parties adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Amendment.

2.	SECTION 1. The Parties agree that Section 1 of the Employment Agreement shall be amended and restated as follows:

1.	Term. The term of your employment hereunder shall commence on July 5th, 2025 (the “Start Date”) and shall end on the earliest of (i) July 5th, 2028, (ii) the date on which your employment is terminated by Company or you pursuant to Paragraph 10 or (iii) the date of your death or the date of termination of your employment by reason of incapacity (determined in accordance with Paragraph 8) (the “Employment Term”). The period from the Start Date until July 5th, 2028, regardless of any earlier termination, shall hereinafter be referred to as the “Original Employment Term”.

3.	SECTION 3. The Parties agree that Section 3 of the Employment Agreement shall be amended and restated as follows:

3.	Cash Compensation.

(a)	Base Salary. In consideration for the services performed by you pursuant to this Agreement, the Company shall pay to you, and you will be entitled to receive and hereby agree to accept, an initial annual base salary of $800,000, subject to increases in the discretion of the Board or its Compensation Committee (“Base Salary”), payable in accordance with the Company’s normal payroll payment practices.

The Compensation Committee of the Board (the “Compensation Committee”) may review your salary at least annually and may increase (but not decrease) the Base Salary. The result of any such review shall be reported to you by the Compensation Committee promptly after it occurs.

(b)	Annual Bonus Compensation. In addition to your Base Salary, during the Employment Term you shall be eligible to earn an annual cash bonus for each whole or partial calendar year during the Employment Term, (the “Bonus”) of up to $160,000. Commencing July 5th, 2025, your target bonus for each calendar year during the Employment Term shall be twenty percent (20%) of your annualized Base Salary, as in effect on July 5th of each applicable performance year; provided that the Compensation Committee may review your target bonus at least annually and may increase (but not decrease, including as it may be increased from time to time) the target bonus. The result of any such annual review shall be reported to you by the Compensation Committee promptly after it occurs. Your target bonus, as it may be so increased from time to time, is referred to herein as the “Target Bonus”. As the actual amount payable to you as Bonus will be dependent upon the achievement of certain performance goals, your actual Bonus may be less than, greater than or equal to the Target Bonus. Your actual Bonus shall be determined by the Board of Directors, with suggestions from the Compensation Committee, at the end of each whole year during the Employment Term.

(c)	Your Bonus for each whole calendar year during the Employment Term, beginning with 2022, will be based upon achievement of performance goals established by the Compensation Committee, which may include individualized performance goals applicable uniquely to you. The Company shall deliver to you a list of that year’s performance goals by end of 1st quarter of each year.

4.	SECTION 4. The Parties agree that Section 4 of the Employment Agreement shall be amended and restated as follows:

4.	Stock Options. In addition to your Base Salary and Bonus, you shall be eligible, on an annual basis and subject to approval by the Compensation Committee, to be considered for an additional equity-based award. Upon a Change in Control, all previously granted but unvested stock options shall vest.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on July 3, 2025 (the “Effective Date”).

COMPANY:		EXECUTIVE:
ANAVEX LIFE SCIENCES CORP.		CHRISTOPHER MISSLING, PHD

By:	/s/ Sandra Boenisch	By:	/s/ Christopher Missling
Name:	Sandra Boenisch
Title:	Principal Financial Officer

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